Exhibit 99.3

 The New York Times Plans to Consolidate New York Print Run at Newest Facility in College Point, Queens and Sublease Older Edison, New Jersey,
                     Printing Plant in Early 2008

       The Times Also Plans Transition from Traditional 54 Inch
 "Broadsheet" Size to Evolving Industry Standard 48 Inches by Q2 2008

    NEW YORK--(BUSINESS WIRE)--July 18, 2006--The New York Times announced today that it plans to consolidate all of its New York metro area printing into its newest production facility in College Point, Queens, and sublease its older Edison, New Jersey, plant. The Times also plans to update the look of its print edition by moving from a traditional "broadsheet" size of 54 inches to the evolving industry-standard 48-inch web width for all editions of the paper across the country. The size will be similar to that of USA Today and soon The Wall Street Journal.

    Both the printing consolidation and the web width reduction are expected to be completed by the second quarter of 2008. The moves are expected to save more than $42 million annually and avoid the need for approximately $50 million in capital investment at the New Jersey facility over the next ten years.

    Janet L. Robinson, president and CEO of The New York Times Company, said, "Over the last two years, we have eliminated approximately $100 million in annual costs through improved productivity and other measures, while continuing to invest in the highest quality journalism. We believe that the moves we have announced today will result in considerable additional savings and generate an estimated after-tax return on investment of at least 15% with a payback period of five and a half years. They will also allow us to deliver a high-quality product in a size that is attractive for advertisers and more convenient and easy to use for today's readers."

    Ms. Robinson continued, "The New York Times editorial and design staffs are exploring opportunities for adapting The Times's signature look and feel while also making the paper more user-friendly. Our research has shown that readers, particularly young readers and commuters, prefer the smaller size. We are confident that both readers and advertisers will embrace this update and continue to look to The New York Times, whether in print or online, for the highest quality journalism. Our New York area readership remains the highest of any paper in the area, totaling some 3.4 million in combined print and online readers."

    Plant Consolidation

    In consolidating the two plants, the Company will add a sixth high-speed, double-capacity, all-color press in College Point, and expand that existing facility by some 60,000 square feet, to accommodate the volume now printed in the Edison plant.

    Scott Heekin-Canedy, president and general manager of The New York Times, said, "We will combine new printing technology with our established production efficiencies, giving us the ability to print the same number of papers at College Point that we currently print at both plants, and still have room for growth. By consolidating our production in one facility, we will eliminate significant operating and capital costs associated with maintaining our Edison plant. In addition, reducing page width substantially decreases newsprint expense."

    With the exception of the daily newspaper, much of the printing at Edison has already shifted to other plants. When the Edison plant opened in 1992, it was initially intended for production only of Sunday sections of The Times that are printed in advance of the weekend, such as the Book Review, Arts & Leisure and Travel. Almost half of that production has been transferred to national printing facilities located closer to the homes and offices of the paper's readers across the country.

    As part of the consolidation, the Company expects a workforce reduction of approximately 250 full-time equivalent employees. The Company plans to facilitate the reductions through a variety of severance and buyout packages.

    The transition is expected to be completed in the second quarter of 2008. Both plants will remain fully operational until then, at which time the Company expects to have a new tenant for the Edison property.

    Capital expenditures for the consolidation and web width reduction are expected to total approximately $150 million. Of that amount, approximately $20 million is expected in 2006 and the balance in 2007 and the first half of 2008.

    The Company expects to record one-time charges for severance and buyouts and certain other consolidation expenses. The amount and timing of such charges have not been determined. On an ongoing basis the Company expects to save more than $42 million annually: $30 million in lower operating costs and $12 million from the web width reduction due to decreased newsprint consumption.

    Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 25, 2005. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

    The New York Times Company (NYSE: NYT), a leading media company with 2005 revenues of $3.4 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, nine network-affiliated television stations, two New York City radio stations and 35 Web sites, including NYTimes.com, Boston.com and About.com. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

    This press release can be downloaded from www.nytco.com

    CONTACT: The New York Times Company
             Catherine Mathis, 212-556-1981
             mathis@nytimes.com
             or
             Diane McNulty, 212-556-5244
             mcnuldc@nytimes.com
             or
             Mike Holloway, 212-556-4425
             holloms@nytimes.com